Exhibit 10.1

Executive Compensation and Equity Awards

At a meeting of the Compensation Committee of the Board of Directors of Allos Therapeutics, Inc. (the “Company”) held on February 28, 2012, the Compensation Committee (a) determined and approved 2011 cash bonus awards and 2012 base salaries and target bonus awards (expressed as a percentage of base salary) for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), and (b) granted restricted stock units to the Company’s named executive officers pursuant to the Company’s 2008 Equity Incentive Plan, as amended, as set forth in the table below.  The 2011 cash bonus award and 2012 target bonus award for the Company’s Chief Executive Officer were reviewed and approved by the full Board of Directors of the Company at a meeting held on February 28, 2012 and February 29, 2012.

Name and Title	2011 Bonus Award	2012 Base Salary	2012 Target Bonus (%)	Restricted Stock Units
Paul L. Berns President and Chief Executive Officer	$380,674	$580,663	75%	573,506
David C. Clark Vice President, Finance and Treasurer	$73,607	$269,391	30%	99,779
Bruce A. Goldsmith Senior Vice President, Corporate Development	$159,181	$333,638	50%	179,727
Marc H. Graboyes Senior Vice President, General Counsel and Secretary	$171,286	$357,205	50%	222,266
Charles Q. Morris Executive Vice President, Chief Medical Officer	$202,626	$443,415	50%	241,848